PROSPECTUS SUPPLEMENT dated October 9, 1998
to Prospectus dated August 21, 1998

                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                    Warrants


      This Prospectus Supplement supplements our Prospectus dated August 21, 1998 relating to our debt securities, preferred stock and warrants (the "Prospectus").

Terms and Provisions of Subordinated Medium-Term Notes, Series A


We have issued $15,000,000 aggregate         The interest rate basis or formula
principal amount of our Subordinated         applicable to Series A Notes that
Medium-Term Notes, Series A (the "Series     bear interest at a floating rate is
A Notes"), since the date of the             indicated in the table below. The
Prospectus. In the table below we            Series A Notes are not subject to a
specify the following terms of those         sinking fund. Unless otherwise
Series A Notes:                              indicated below, Series A Notes
                                             that are redeemable are redeemable
o  Issuance date;                            at 100% of their principal amount,
o  Principal amount;                         plus accrued and unpaid interest,
o  Maturity date;                            if any, to the redemption date.
o  Interest rate and redemption
   dates, if any.


                                                             Interest Rate/
Issuance Date       Principal Amount     Maturity Date       Redemption
-------------       ----------------     -------------       ----------

October 9, 1998     $  15,000,000        October 9, 2013     6.125%; redeemable
                                                             in whole only on
                                                             interest payment
                                                             dates on or after
                                                             October 9, 2001